Execution Copy

AMENDMENT NO. 2

BY AND AMONG

SCIENTIFIC LEARNING CORPORATION

WARBURG, PINCUS VENTURES, L.P.

AND

WPV, INC.

EFFECTIVE AS OF NOVEMBER 30, 2001

TO

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

ENTERED INTO AS OF DECEMBER 30TH, 1998,

AS AMENDED BY AN AMENDMENT NO. 1 THERETO,

EFFECTIVE AS OF MARCH 9, 2001

AMENDMENT NO. 2 TO

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

     Reference is made to the Amended and Restated Registration Rights Agreement entered into as of December 30, 1998, by and among Scientific Learning Corporation, a Delaware corporation (the “Company”), Warburg, Pincus Ventures, L.P. (“WP Ventures”), a Delaware limited partnership and a holder of shares of Common Stock of the Company, par value $0.001 per share (the “Common Stock”), and the parties listed on Exhibit A attached thereto (such parties, together with WP Ventures and WPV, the “Other Parties”), as amended by an Amendment No. 1, effective as of March 9, 2001, by and among the Company, WP Ventures and WPV, Inc. (“WPV”), a Delaware corporation (such agreement, as so amended, the “Agreement”).

     This Amendment No. 2, effective as of November 30, 2001, by and among the Company, WP Ventures and WPV, is attached to and made a part of the Agreement, and the Agreement is hereby amended and supplemented as follows:

     WHEREAS, the Company and the Other Parties entered the Agreement to provide the right to the Other Parties to require that the Company prepare and file a registration statement under the U.S. Securities Act of 1933 under specified circumstances relating to the offer and sale of the Company’s securities held by such Other Parties; and

     WHEREAS, the Company is issuing 4,000,000 shares of Common Stock (the “Common Shares”) to WP Ventures under a Stock Purchase Agreement, made as of November 7, 2001 between the Company and WP Ventures (the “Stock Purchase Agreement”), in consideration of the payment by WP Ventures of $5,000,000 to the Company, and, in consideration of, and as further inducement to, WP Ventures to purchase the Common Shares, the Company desires to amend certain provisions of the Agreement to include the Common Shares among the securities with respect to which WP Ventures has registration rights under the Agreement; and

     WHEREAS, Section 2.10 of the Agreement provides that any provision of Section 2 of the Agreement may be amended “...with the written consent of the Company and the Holders of at least a majority of the Registrable Securities,” and that “[a]ny amendment... effected in accordance with... Section 2.10 shall be binding on each Holder and the Company;” and

     WHEREAS, WP Ventures and WPV are Holders of a majority of the Registrable Securities pursuant to the definitions of such terms contained in Section 1.1 of the Agreement; and

     NOW, THEREFORE, in consideration of the premises set forth above and the mutual representations, warranties and agreements contained herein, the adequacy and sufficiency of which consideration is hereby agreed by the parties to be satisfactory, the parties hereby agree to amend the Agreement as follows:

A.	Definition of “Registrable Securities”: Section 1.1 of the Agreement is hereby amended by deleting the current definition of “Registrable Securities” in its entirety and replacing it with the following:

““REGISTRABLE SECURITIES” means: (i) any Common Stock of the Company issued or issuable upon conversion of the Shares; (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities; (iii) all of the shares of Common Stock of the Company issuable upon exercise of the warrants issued to Warburg, Pincus Ventures, L.P., a Delaware limited partnership, on June 4, 1998 and October 23, 1998; (iv) all of the shares of Common Stock of the Company issuable upon exercise of the warrants issued to WPV, Inc., a Delaware corporation, on March 9, 2001; (v) all of the 4,000,000 shares of Common Stock issued to Warburg, Pincus Ventures, L.P. under the terms of that certain Stock Purchase Agreement, made as of November 7, 2001 between the Company and Warburg, Pincus Ventures, L.P., and (vi) up to an aggregate of 1,000,000 additional shares of Common Stock now held or hereafter acquired by Warburg, Pincus Ventures, L.P., WPV, Inc. or any of their affiliates (as such term is defined in Rule 405 under the Exchange Act), whether purchased from the Company or in the open market, or acquired by any other means, such 1,000,000 shares of Common Stock being in addition to any other shares of Common Stock included as Registrable Securities pursuant to clauses (i) through (v) of this definition.”

II.	General.

(a) All capitalized terms defined in the Agreement and used herein, except as otherwise defined herein, shall have the same meanings as in the Agreement.

(b) The Agreement together with this Amendment replaces and supersedes all other agreements, written or oral with respect to its subject matter.

(c) Except as expressly amended and supplemented hereby, the Agreement remains in full force and effect.

(d) If any term of this Amendment conflicts with the terms of the Agreement, the terms of this Amendment shall prevail.

(e) This Amendment may be signed in counterparts, each of which shall constitute an original and which together shall constitute one and the same amendment.

(f) This Amendment shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California residents entered into and to be performed entirely within the State of California without giving effect to the conflict or choice of law principles thereof.

[The following page is the signature page]

     IN WITNESS WHEREOF, the parties’ duly authorized representatives hereby have executed this Agreement as of the date first written above.

SCIENTIFIC LEARNING CORPORATION

By:     /s/ Sheryle J. Bolton
      ———————————————————
       Name:  Sheryle J. Bolton
       Title:  Chairman and Chief Executive Officer

Address:	300 Frank H. Ogawa Plaza, Suite 500 Oakland, CA 94612-2040 Fax: (510) 665-1717

WARBURG, PINCUS VENTURES, L.P		WPV, INC.

By:	Warburg, Pincus & Co., its general partner By: /s/ Rodman W. Moorhead, III ————————————— Name: Rodman W. Moorhead, III Title: Managing Director	By:	/s/ Rodman W. Moorhead, III ————————————— Name: Rodman W. Moorhead, III Title: Managing Director

Address:	466 Lexington Avenue New York, NY 10017 Fax: (212) 878-9200	Address:	466 Lexington Avenue New York, NY 10017 Fax: (212) 878-9200

[Signature page to Amendment No. 2 to Amended and Restated Registration Rights Agreement entered into as of December 30, 1998, as amended by an Amendment No. 1 thereto effective as of March 9, 2001]